EXHIBIT 99.1

FOR IMMEDIATE RELEASE

June 15, 2005

LIBERTY GLOBAL

 BECOMES NEW PARENT COMPANY OF LMI AND UGC

CONSOLIDATES LARGEST BROADBAND CABLE PLATFORM OUTSIDE THE U.S.

Denver, Colorado — Liberty Global, Inc. (Liberty Global) announced that the business combination of Liberty Media International, Inc. (LMI) and UnitedGlobalCom, Inc. (UGC) closed today at 5:01 p.m., New York City time. Holders of approximately 98% of the aggregate voting power of the shares of UGC common stock present in person or by proxy and holders of approximately 99% of the aggregate voting power of the shares of LMI common stock present in person or by proxy, voted in favor of the business combination.

As a result of the closing, Liberty Global has become the new parent company of LMI and UGC, and Liberty Global’s Series A and Series B common stock (NASDAQ: LBTYA, LBTYB) will begin trading on the Nasdaq National Market on June 16, 2005.  LMI Series A and Series B common stock and UGC Class A common stock, which previously traded on the Nasdaq National Market under the symbols LBTYA, LBTYB and UCOMA, respectively, have ceased trading and will be deregistered under the securities laws.

“We are pleased that the shareholders of both UGC and LMI supported the creation of Liberty Global,” stated John Malone, Chairman of the Board.  “As our operations in Europe, Japan and Chile have demonstrated over the last five years, the broadband video, voice and data business outside the U.S. is a fantastic growth story.  And with our strong balance sheet, the company is well positioned to expand its footprint as additional acquisitions become available, particularly in Europe and Japan.”

Mike Fries, President and CEO of Liberty Global, commented, “With consolidated operations in 18 countries and networks that pass nearly 23 million homes, Liberty Global is one of the largest broadband services companies anywhere in the world.  We control the leading MSO’s in each of Europe, Japan and Latin America which currently provide services to over 11 million customers, representing over 14 million revenue generating units (RGUs).  Success in our business has always been driven by scale, capital and strong management.  Liberty Global has all three.  I am particularly proud of the senior executives we’ve assembled from both UGC and LMI which represent, in my view, one of the strongest management teams in our industry.”

(continued)

Senior Management of Liberty Global

John C. Malone	Chairman
Michael T. Fries	President and Chief Executive Officer
Bernard G. Dvorak	Senior Vice President, Co-Chief Financial Officer (and Principal Accounting Officer)
Charles H.R. Bracken	Senior Vice President, Co-Chief Financial Officer (and Principal Financial Officer)
Elizabeth M. Markowski	Senior Vice President, Secretary, General Counsel
Anthony G. Werner	Senior Vice President, Chief Technology Officer
Frederick G. Westerman	Senior Vice President, Investor Relations & Corporate Communications
Amy M. Blair	Senior Vice President, Global Human Resources
Shane O’Neill	Senior Vice President, Chief Strategy Officer; and President, chellomedia
Gene Musselman	President & Chief Operating Officer, UPC Broadband
Miranda Curtis	President, Liberty Global Japan
Dave J. Leonard	President, Liberty Global Latin America

Additional Information About the Business Combination

In the transaction, each outstanding share of LMI common stock was converted into one share of the corresponding series of common stock of Liberty Global, and each outstanding share of UGC common stock (other than shares owned by LMI or its subsidiaries) was converted into the right to receive, at the option of the holder, (1) 0.2155 of a share of Liberty Global Series A common stock, plus cash in lieu of fractional shares, or (2) $9.58 in cash, subject to proration. The merger agreement, pursuant to which the business combination was effected, provides for a limit on the aggregate number of shares of UGC common stock which can be converted into cash in the transaction.  This limit, which is referred to in the merger agreement as the UGC Share Threshold Number, was determined to be approximately 72.5 million shares of UGC common stock.  As a result, the total amount of cash to be paid to former UGC stockholders in payment of their cash elections is approximately $694.5 million.  Based on preliminary information received from the exchange agent, the number of shares as to which cash elections have been made exceeds the UGC Share Threshold Number and, accordingly, the cash elections will be prorated in accordance with the merger agreement.  The proration factor will not be available until the exchange agent determines the final number of shares of UGC common stock as to which valid cash elections were made.  Any shares of UGC common stock which are not exchanged for cash as a result of the proration will be exchanged for shares of Liberty Global

Series A common stock, plus cash in lieu of fractional shares.  In addition, UGC stockholders who did not properly make a cash election by 5:00 p.m., New York City time, today (which was the cash election deadline) will be entitled to receive Liberty Global Series A common stock, plus cash in lieu of fractional shares, in exchange for their shares of UGC common stock in the transaction.  Based on preliminary information received from the exchange agent, we estimate that approximately 229.6 million shares of Liberty Global Series A common stock and approximately 7.3 million shares of Liberty Global Series B common stock will be issued and outstanding, immediately following the closing.

Liberty Global expects to begin distributing shares of its common stock and the cash consideration payable in the transaction on June 16, 2005.

About Liberty Global, Inc.

Liberty Global owns interests in broadband, distribution and content companies operating outside the continental U.S., principally in Europe, Asia, and Latin America. Through its subsidiaries and affiliates, Liberty Global is one of the largest cable television operators outside the United States. Based on Liberty Global’s operating statistics at March 31, 2005, Liberty Global’s networks reached approximately 23.0 million homes passed and served approximately 14.3 million revenue generating units, including approximately 10.4 million video subscribers, 2.3 million broadband Internet subscribers and 1.6 million telephone subscribers.

Forward-Looking Statements

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the discussion of Liberty Global’s potential for future expansion. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including the continued use by subscribers and potential subscribers of Liberty Global’s services, changes in the technology and competition, competition for acquisition targets, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date of this release.  Liberty Global expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Global’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Liberty Global  Contacts

Richard S.L. Abbott

(303) 220-6682

Robert Lenterman

+31 20 778 9901

Bert Holtkamp

+31 20 778 9447

Christopher Noyes

(303) 220-6693